Exhibit 99.1

Press Release

Community Valley Bancorp Announces Dividend

(Chico, CA  12-17-04) – Community Valley Bancorp, the holding company for Butte Community Bank and CVB Insurance Agency, LLC, announced today that it has declared a cash dividend.

On November 16, 2004, the Board of Directors agreed to pay a cash dividend of seven and one half cents ($0.075) per share to shareholders of record as of December 31, 2004. The payment date for the dividend will be January 28, 2005.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 10 branches in seven cities including Chico, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville. With the December 2004 opening of their first Colusa location, the bank will have a total of 11 branches in Northern California. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California